Exhibit 19.1
Guide to MetLife's Insider Trading Policy1
(Adopted, as amended and restated, by the MetLife, Inc. Board of Directors on December 12, 2023 and effective as of such date)

Insider Trading: Basic Concepts	Pledging
Understanding MetLife’s Insider Trading Policy	Scheduled Blackout Periods
Rule 10b5-1 Plans	MetLife, Inc. Insider Trading Policy
Insider Trading: Basic Concepts
It is the policy of MetLife, Inc. and its subsidiaries (collectively, “MetLife”) that MetLife will not engage in purchases, sales or other transactions involving MetLife’s securities while aware of material nonpublic information relating to MetLife or its securities.
All members of the board of directors of MetLife, Inc. (“Directors”) and all employees of MetLife (“Associates”), including family trusts, partnerships, and foundations subject to the control of Directors or Associates, are required to comply with laws that are intended to create a “level playing field” where all investors have access to the same corporate information. These laws are enforced by the United States Securities and Exchange Commission (the “SEC”). This is vital to the maintenance of a fair trading environment. Therefore, if during the performance of their responsibilities at MetLife, Directors or Associates become aware of material corporate information about a company that is not available to the public, they are prohibited from profiting from that information – they must not buy or sell securities of such company while aware of that information, a practice commonly known as "insider trading."
MetLife’s Insider Trading Policy (the “Policy”) prohibits Directors and Associates from engaging in insider trading in MetLife securities and securities of other companies. Purchases and sales of such securities by Directors and Associates must be made in accordance with the Policy, other applicable policies to which Directors and Associates may be subject and applicable law. In addition, the SEC may hold Directors and Associates accountable for the insider trading activities of others, including their family members, household members and friends. Therefore, Directors and Associates should be very careful not to share with others material corporate information that is not available to the public. Directors and Associates also are encouraged to share information about MetLife’s Insider Trading Policy and insider trading laws with family members, household members and friends.
To assist Directors and Associates in understanding the Policy, this Guide contains a discussion of the basic concepts underlying insider trading, as well as an explanation of some of the terminology and concepts used in the Policy. Please read this Guide and the Policy carefully and retain them for future
1 If you are an Access Person, as defined in the MetLife Investment Management (“MIM”) Code of Ethics (“MIM Access Person”), you must also comply with applicable MIM policies governing institutional and personal trading to prevent insider trading. MIM Access Persons should contact Investmentscompliance@metlife.com with any questions.

reference. You should contact the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com with any questions.
What is insider trading?
Insider trading occurs when, during the performance of your responsibilities at MetLife, you become aware of material, non-public information about a company, including those other than MetLife, and you buy or sell such company’s securities while aware of that information.
Insider trading also occurs when:
•you know material, non-public information about a company;
•you tip others (“tippees”) about it; and
•THEY buy or sell that company’s securities while aware of that information.
In the foregoing examples, the insider trading violates MetLife’s Policy regardless of whether or not the decision to buy or sell is influenced by the material, non-public information in the possession of the person buying or selling such securities.
What does it mean to tip others?
You may be liable for tipping if:
•you provide others with material, non-public information about a company and they buy or sell securities of such company while aware of that information; or
•you know material, non-public information and recommend that others buy or sell securities of such company - whether or not you actually tell them the material, non-public information that you know - and they buy or sell such securities.
EVEN IF YOU DON’T PERSONALLY BUY OR SELL SECURITIES – IF YOU PASS ALONG MATERIAL, NON-PUBLIC INFORMATION AND THE TIPPEE BUYS OR SELLS SECURITIES WHILE AWARE OF THAT INFORMATION, YOU MAY STILL HAVE VIOLATED THE LAWS AGAINST INSIDER TRADING.
What kinds of information may be material?
Information about a company may be material if there is a substantial likelihood that (i) the information would affect the market price of such company’s securities, or (ii) a reasonable investor would consider the information important in deciding whether to buy or sell such company’s securities.
For example, MetLife’s financial results are material. This includes analysis for, or drafts of, any of the following:
•MetLife's quarterly earnings release;
•MetLife’s quarterly Financial Supplement;
•MetLife’s quarterly supplemental slides;
•Scripts, FAQs, and other material prepared for MetLife’s earnings or outlook calls; and
•news releases, SEC reports, or public presentations on financial results for MetLife or a line of business or business segment as reported in MetLife's quarterly Financial Supplements, Form 10-Ks, or Form 10-Qs.
Generally, all current material financial results are reported in MetLife’s quarterly earnings release, quarterly Financial Supplement and supplemental slides. As a result, analysis for, or drafts of, MetLife’s SEC reports on the same period (e.g., on Form 10-Q) generally contain information considered to be material, non-public financial results until one trading day on the New York Stock Exchange (“NYSE”) has passed since MetLife’s quarterly earnings release, quarterly Financial Supplement and supplemental slides have been released.

Other information may also be material, such as information that is of particular strategic importance to MetLife’s overall business (e.g., products or markets whose importance we have emphasized to investors).
Some examples of material information relating to MetLife would include any plans to:
•acquire or dispose of major assets, companies or lines of business;
•increase or decrease the dividend on MetLife, Inc. common stock;
•enter into an unscheduled Blackout Period during which trading in MetLife securities by Directors and certain Associates is prohibited;
•introduce a significant new product;
•announce earnings better or worse than expected; or
•make extraordinary changes in management, such as changes at the Executive Leadership Team level.
Material information may also include information on:
•changes to a product or service, or changes to marketing plans;
•financial strength or credit ratings;
•significant portions of MetLife’s investment portfolio, whether for a general or separate account, or significant impairments or write-downs;
•the offering, redemption, or repurchase of MetLife securities;
•a substantial new business sale or loss of existing business;
•strategic development plans about MetLife’s products, services, or customers;
•cybersecurity risks and incidents, including vulnerabilities and breaches; and
•confidential analyses of the impact of proposed or adopted significant legislation or regulatory action on MetLife’s performance or competitive position.
You are responsible for determining whether non-public information regarding MetLife or another company is material. If you are unsure, you should consider it to be non-public and seek further guidance from the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com. In considering whether non-public information regarding securities is material, you should remember that the threshold for what is considered material may be lower for other companies than it is for MetLife.
When is information public?
Information about MetLife is generally considered to be public if at least one NYSE trading day has passed since the information was:
•included in a news release;
•included in a public filing with the SEC; or
•reported in a newspaper or other media (except that reports of rumors or speculation do not make information “public”).
For example, if MetLife publicly releases previously non-public material information after the end of the NYSE trading day on a Wednesday, and the NYSE is open for trading on Thursday, the information would be considered to be public as of the end of the NYSE trading day on Thursday. Assuming Friday was a NYSE trading day, a person who knew the material information about MetLife before MetLife released it may trade in MetLife securities on Friday, assuming it was otherwise consistent with the Policy to do so.
Information about other companies may be considered public if there is some evidence that it has been widely disseminated and that investors have had time to absorb the information.
IF YOU ARE NOT SURE WHETHER WHAT YOU KNOW ABOUT A COMPANY IS MATERIAL AND/OR NON-PUBLIC, DO NOT BUY OR SELL SECURITIES OF THAT COMPANY. YOU

SHOULD BE PARTICULARLY MINDFUL OF SITUATIONS IN WHICH A COMPANY DISCLOSES PREVIOUSLY NON-PUBLIC INFORMATION (SUCH AS EARNINGS INFORMATION), BUT YOU CONTINUE TO BE AWARE OF UNDISCLOSED NON-PUBLIC INFORMATION (e.g., REGARDING A PENDING TRANSACTION).
Are there any circumstances under which I may disclose material non-public or confidential information?
If, during the performance of your responsibilities at MetLife, you become aware of material, non-public information about MetLife, its customers, its clients or another company with which MetLife has a confidential relationship, you may not disclose such information in any form to anyone (either inside or outside MetLife), who does not have a need to know the information.
If, during the performance of your responsibilities at MetLife, you receive confidential information about third parties (usually while you are subject to a confidentiality agreement), you must treat such information with care as restricted information and not disseminate it except on a need-to-know basis and subject to confidentiality and compliance policies applicable to your business/function, and any confidentiality agreement applicable to such information. If you have received such third-party information and it is not subject to a confidentiality agreement, you must also promptly inform the Law Department Public Company Unit at PublicCompany.law@metlife.com. You may direct any questions to PublicCompany.law@metlife.com.
What should I do if I become aware of material, non-public information about a company after I have already placed a limit order to buy or sell securities of that company?
You should cancel the order to prevent the transaction from occurring while you know the material, non-public information. You should not allow your limit order to be executed while you know material, non-public information about a company, even if you did not know the information when you originally placed the limit order. You may wish to consider establishing a Rule 10b5-1 Plan, if you are eligible to do so, as an alternative to a limit order. See “Rule 10b5-1 Plans” below for information about eligibility, requirements, and limitations.
What should I do if I become aware of material, non-public information about a company after I have asked my broker to automatically reinvest cash dividends into securities of such company?
You should cancel the automatic reinvestment of cash dividends into a company’s securities in order to prevent the transaction from occurring while you know material, non-public information. Such a reinvestment of cash dividends would be a purchase of the securities on the open market. As a result, you should not allow your purchase of a company’s securities to be executed while you know material, non-public information about that company, even if you did not know the information when you set up the automatic reinvestment of cash dividends.
Before you set up automatic reinvestment, you should carefully consider your obligation to stop the purchase of a company’s securities under these circumstances. If you are not sure that you can (or will remember to) stop the automatic reinvestment before it is executed under these circumstances, you should not set up automatic reinvestment. You should also check your broker account settings to be sure that you know whether your account is set to automatically reinvest cash dividends.

What should I do if, during the performance of my responsibilities at MetLife, I become aware of material, non-public information?
If you become aware of material, non-public information, you must not trade or advise others to trade in the securities of the company or other companies involved. For further information, see “Are there any circumstances under which I may disclose material non-public or confidential information?”
How can I avoid unintentionally disclosing material, non-public information?
Be discreet with information that you know about a company. You run the risk of disclosing material, non-public information if you discuss a company’s business:
•with others, including your family members, household members or friends;
•with anyone (either inside or outside of MetLife) who does not need to know such information;
•in public places, like restaurants, elevators, taxicabs and airplanes, where your conversation could be overheard;
•on cellular phones; or
•over the Internet, including in social media, via e-mail, or by texting.
What should I do if I or another MetLife Associate has inadvertently disclosed material, non-public information?
If you or another MetLife Associate has inadvertently disclosed material, non-public information, you must contact the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com immediately.
What are the consequences of insider trading?
If you engage in insider trading, including tipping, you could go to jail, be fined, or both. The SEC could also pursue you for substantial monetary damages.
If you violate MetLife’s Insider Trading Policy, you will be subject to disciplinary action by MetLife up to and including termination of employment.
Will the SEC really investigate small insider trading violations?
Yes. The SEC and the New York Stock Exchange continually monitor stock trading activity, especially purchases and sales before and after material corporate announcements. They may investigate any suspicious transaction. In fact, the SEC has pursued people who made no profit from trading on material, non-public information.
Do the insider trading laws apply to me if I live outside of the United States?
Yes. If you violate the laws against insider trading, the SEC may bring charges against you even if you live outside of the United States.
Do the insider trading laws apply to people who are not MetLife Directors or Associates?
Yes. Insider trading laws apply beyond those who are directors or employees of a company and can apply to anyone. As a result, MetLife expects its Directors and Associates to remind family members not to violate insider trading laws.
MetLife also expects that its non-Associate service providers, such as independent contractors and employees of other companies providing services to MetLife, will not engage in insider trading.

Does MetLife’s Insider Trading Policy restrict gifts of MetLife, Inc. securities?
Yes. If you are aware of material, nonpublic information concerning MetLife, you may not make a gift of MetLife, Inc. securities. Any exceptions must be approved by the Chief Legal Officer.
All Restricted Persons (see “Who are Restricted Persons?” below) are prohibited from making gifts of MetLife securities during Blackout Periods. Therefore, Restricted Persons should confirm that a Blackout Period is not in effect before making a gift of MetLife securities. If you are a Restricted Person, and you would like to make a gift of MetLife, Inc. common stock, you may wish to consider establishing a Rule 10b5-1 Plan if you are eligible to do so. See “Rule 10b5-1 Plans” below for information about eligibility, requirements, and limitations.
Directors and Section 16 Officers (certain MetLife Executive Leadership Team members and the Chief Accounting Officer of MetLife (or if there is no Chief Accounting Officer, the controller)) (i) must obtain pre-clearance to make gifts of MetLife securities at any time, and (ii) are subject to reporting requirements relating to the making of such gifts within two business days. Directors must submit their requests for pre-clearance to the Corporate Secretary’s Office. Section 16 Officers must submit their requests for pre-clearance to the Chief Legal Officer or to the Law Department Public Company Unit at PublicCompany.law@metlife.com. No pre-clearance will be granted during Blackout Periods.
Do MetLife’s Insider Trading Policy and the insider trading laws apply to my trading in the securities of companies other than MetLife, Inc.?
Yes. If, during the performance of your responsibilities at MetLife, you become aware of material, non-public information regarding a company other than MetLife, you are prohibited from trading in the securities of that company under the terms of the Policy.
MetLife’s Code of Business Ethics and the MetLife Directors’ Code of Business Conduct and Ethics also contain information about the applicability of the insider trading laws to transactions in securities of companies other than MetLife. You should contact the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com with any questions.
INSIDER TRADING COULD SUBJECT YOU TO SUBSTANTIAL CRIMINAL AND CIVIL PENALTIES - DON’T DO IT.
Understanding MetLife’s Insider Trading Policy
The following section of this Guide explains some of the terminology and concepts used in MetLife’s Insider Trading Policy.
What is "trading in MetLife securities” and “trading in securities of other companies"?
MetLife’s Insider Trading Policy imposes restrictions on trading in MetLife securities and securities of other companies. Trading in MetLife securities and securities of other companies includes:
•buying or selling MetLife, Inc. common stock or other securities, including securities of other companies, or derivatives of such securities (the value of which is based on or derived from a company’s performance, e.g., credit default swaps) in the open market, such as through a brokerage account (including by a limit order or automatic reinvestment of cash dividends), or in a 401(k) plan investment in individual securities (including through a self-directed brokerage option);
•making a gift of MetLife, Inc. securities;

•exercising your MetLife, Inc. Stock Options, whether or not you sell any of the acquired shares; and
•exercising your MetLife, Inc. Unit Options, for Associates who have these phantom, cash-payable awards.
However, trading in MetLife securities and securities of other companies does not include:
•receiving payment of MetLife, Inc. common stock from MetLife under MetLife’s compensation programs;
•deferring receipt of MetLife, Inc. common stock from MetLife under MetLife’s deferred compensation program; or
•receiving MetLife, Inc. common stock after it was deferred under MetLife’s deferred compensation program.
If you have questions about trading in securities, you should contact the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com for further guidance.
When are transactions in mutual funds, exchange traded funds (ETFs), any 401(k) plan funds (including funds available through self-directed brokerage options), or nonqualified deferred compensation plan simulated investment “funds” considered “trading in MetLife securities” and “trading in securities of other companies”?
You should never knowingly trade in a fund that contains securities (or their derivatives) when you could not trade in the securities themselves, e.g., while you are aware of material non-public information. Restricted Persons also may not trade in MetLife securities during a Blackout Period.
The following transactions are not generally considered “trading in MetLife securities” or “trading in securities of other companies” for purposes of MetLife’s Insider Trading Policy, absent special circumstances or a pattern of abuse:
•transactions in a “passive” broadly-available fund, such as a market- or industry-index, where the company’s securities or their derivatives comprise less than 3% of the fund; and
•transactions in an actively-managed broadly-available fund where (1) you, as the investor, do not have control over or ready knowledge of the fund’s investments; and (2) the company’s securities or their derivatives comprise less than 5% of the fund.
If you have questions about trading in securities, you should contact the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com for further guidance.
Who are "Restricted Persons"?
MetLife’s Insider Trading Policy prohibits Restricted Persons from trading in MetLife securities during “Blackout Periods,” as further discussed in the Policy. Restricted Persons include all Directors, all Associates at the level of Assistant Vice President (Grade 14) and above and such other associates as may be identified from time to time by the Chief Legal Officer.
Even if you are not a Restricted Person, you may become involved in a project that gives you temporary access to material, non-public information about MetLife or another company. If this happens, remember that trading in MetLife securities and securities of other companies while you are aware of material, non-public information may violate the securities laws, MetLife’s Insider Trading Policy and other applicable policies to which you may be subject.
What additional requirements apply to Directors and Section 16 Officers?
All Restricted Persons are prohibited from trading in (including making gifts of) MetLife securities during Blackout Periods. In addition, Directors and Section 16 Officers must obtain pre-clearance to trade in or make gifts of MetLife securities at all times. Directors must submit their requests for pre-clearance to the Corporate Secretary’s Office. Section 16 Officers must submit their requests for pre-clearance to the Chief Legal Officer or to the Law Department Public Company Unit at PublicCompany.law@metlife.com.
Additional reporting and other requirements apply to Directors and Section 16 Officers who enter into Rule 10b5-1 Plans. See “Rule 10b5-1 Plans” below.
When do Blackout Periods occur? How can I find out whether a Blackout Period is currently in effect?
Scheduled Blackout Periods begin on the first day of each fiscal quarter and end after one NYSE trading day has passed following public release of MetLife, Inc.’s earnings information for the preceding quarter. A list of scheduled Blackout Periods is included in this Guide (see below). MetLife’s Chief Legal Officer can designate other periods as Blackout Periods.
Restricted Persons should confirm that a Blackout Period is not in effect prior to trading in MetLife securities by sending an e-mail to blackout@metlife.com, which will generate an automated response that indicates whether or not a Blackout Period is currently in effect. Restricted Persons should also confirm that a Blackout Period is not in effect before establishing or terminating a Rule 10b5-1 Plan. See below for more information on 10b5-1 Plans.
Does the Policy, and its restrictions and requirements, apply after I leave MetLife?
The Policy applies only to MetLife Associates and Directors. As a result, the protections of the Blackout Period restrictions and pre-clearance requirements end when an Associate's or Director's service ends. MetLife generally acts to remove the formal mechanisms that impose these restrictions and requirements within a short period of time after the end of service. However, former Associates and Directors remain subject to applicable laws that prohibit insider trading and tipping. Associates and Directors should carefully consider those legal obligations before trading in MetLife securities and securities of other companies.
Rule 10b5-1 Plans
What is Rule 10b5-1 and how does it affect me?
Directors, officers, and others associated with publicly held companies frequently have access to information about their companies that could constitute material, non-public information. As a result, they may be unable to buy or sell their companies’ securities for lengthy periods of time. The SEC adopted Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to address this issue. Rule 10b5-1 provides additional flexibility for corporate insiders to buy or sell securities by authorizing the creation of 10b5-1 Plans.
A 10b5-1 Plan is a written arrangement that specifies in advance the terms under which an independent third party will execute trades in MetLife, Inc. common stock for you. Once you have established a 10b5-1 Plan, your trades in MetLife, Inc. common stock may take place under the plan without regard to Blackout Periods and without regard to whether or not you know material, non-public information about MetLife at the time of the trade. You may establish a 10b5-1 Plan only when you are not aware of material, non-public information about MetLife. In addition, if you are a Restricted Person, you may not establish a 10b5-1 Plan during a Blackout Period. Once established, a 10b5-1 Plan may not be altered, although it may be terminated if certain criteria are met.

Rule 10b5-1 has specific requirements for establishment of a 10b5-1 Plan which are incorporated in MetLife’s Insider Trading Policy. However, even if your 10b5-1 Plan complies with all of these specific requirements, your 10b5-1 Plan will provide you protection only if you establish it in good faith and not as part of a scheme to evade the prohibitions under securities laws. As a result, you should always carefully consider whether the circumstances of your establishment of your 10b5-1 Plan, your other actions with respect to your 10b5-1 Plan, and your other actions with respect to your interests in MetLife, Inc. common stock will raise questions about whether you established your 10b5-1 Plan in good faith.
Am I eligible to establish a 10b5-1 Plan?
If you are a Restricted Person, you may establish a 10b5-1 Plan so long as your plan complies with all of the requirements of Rule 10b5-1 and MetLife’s Insider Trading Policy.
Am I required to have a 10b5-1 Plan to trade in MetLife, Inc. common stock?
No. You may trade in MetLife, Inc. common stock without a 10b5-1 Plan, as long as you comply with MetLife’s Insider Trading Policy.
May I use a 10b5-1 Plan to trade in MetLife securities other than MetLife, Inc. common stock?
No.
May I use a 10b5-1 Plan to make gifts of MetLife, Inc. common stock?
Yes. The Policy extends the prohibition on trading in MetLife securities while aware of material, non-public information to gifts of MetLife securities. If you are aware of material, nonpublic information concerning MetLife, you may not make a gift of MetLife securities. If you are a Restricted Person, you may not make a gift of MetLife securities during a Blackout Period. However, if you are a Restricted Person, you may establish a 10b5-1 Plan to make gifts of MetLife, Inc. common stock so long as your plan complies with all of the requirements of Rule 10b5-1 and MetLife’s Insider Trading Policy. If you are a Director or Section 16 Officer, any gift made pursuant to a 10b5-1 Plan will need to be promptly reported to the SEC. You should contact the Law Department Public Company Unit at PublicCompany.law@metlife.com for further guidance.
What are the benefits of establishing a 10b5-1 Plan?
A 10b5-1 Plan enables you to trade in MetLife, Inc. common stock even if your transactions occur during a Blackout Period or at a time when you are aware of material, non-public information about MetLife. This enhances your ability to manage the liquidity and diversification of your assets. In addition, entering into and complying with a properly constructed 10b5-1 Plan should provide you with an affirmative defense against allegations of insider trading. However, if you are a Director or Section 16 Officer, MetLife will be required to report certain actions you take with respect to your plan. See “Will my 10b5-1 Plan be filed with the SEC or otherwise disclosed to the public?”
Are there any limitations on when I may establish a 10b5-1 Plan?
Yes. The limitations are:
•Only Restricted Persons may establish a 10b5-1 Plan.
•You may establish a 10b5-1 Plan only when you are not aware of material, non-public information about MetLife.
•Restricted Persons may not establish a 10b5-1 Plan during a Blackout Period.

•Directors must obtain pre-clearance from the Corporate Secretary’s Office before entering into a 10b5-1 Plan; pre-clearance will not be granted during a Blackout Period.
•Section 16 Officers must obtain pre-clearance from the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com before entering into a 10b5-1 Plan; pre-clearance will not be granted during a Blackout Period.
Other sections of this Guide have details on what information about MetLife may be material and when it is considered to be non-public. You are responsible for determining whether non-public information regarding MetLife is material. If you are unsure, you should contact the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com for guidance.
I have Stock Ownership Guidelines. Are there any limitations on whether I can establish a 10b5-1 Plan to sell MetLife, Inc. common stock?
If Stock Ownership Guidelines apply to you, you may not establish a 10b5-1 Plan to sell any net shares of MetLife, Inc. common stock acquired from long-term incentive awards unless your ownership is at or above your guideline. You also may not establish a 10b5-1 Plan to sell any net shares that would, on a projected basis, put you below your guideline; you should make this projection using your current guideline, your current stock ownership, and the current MetLife, Inc. common stock price.
The sale of net shares refers to the sale of shares of MetLife, Inc. common stock acquired by exercising Stock Options or issued to you from Restricted Stock Units, Performance Shares, or Deferred Shares. The sale of net shares does not include any sale or withholding of shares to pay the exercise price of Stock Options or to cover tax withholding or fees.
How do I trade in MetLife, Inc. common stock under my 10b5-1 Plan?
Under your 10b5-1 Plan, you will authorize an independent third party to execute transactions in MetLife, Inc. common stock on your behalf. You must either designate the amount, pricing and timing of transactions in advance or provide a formula that will determine those factors. If you are a Director or Section 16 Officer, the first transaction under your plan may not occur until at least 90 to 120 days after you establish your plan, depending on the date of release of financial results for the period in which the plan is adopted. The minimum 90-day period will apply if financial results for the period are published at least two business days prior to the end of the 90-day period. Otherwise, the cooling-off period ends two business days after publication of financial results in Form 10-K or Form 10-Q, subject to a maximum 120-day period. You should contact the Law Department Public Company Unit at PublicCompany.law@metlife.com for further guidance.
For all other Associates, the first transaction under your 10b5-1 Plan may not occur until at least 30 days after you establish your plan.
May I schedule a transaction to occur under my 10b5-1 Plan during a Blackout Period?
Yes. As long as your 10b5-1 Plan is properly established in advance and not during a Blackout Period, you may schedule your transactions under the plan without regard to Blackout Periods. However, if you are a Director or Section 16 Officer, the first transaction under your plan may not occur until at least 90 to 120 days after you establish your plan, depending on the date of release of financial results for the period in which the plan is adopted. The minimum 90-day period will apply if financial results for the period are published at least two business days prior to the end of the 90-day period. Otherwise, the cooling-off period ends two business days after publication of financial results in Form 10-K or Form 10-Q, subject to a maximum 120-day period. You should contact the Law Department Public Company Unit at PublicCompany.law@metlife.com for further guidance.

For all other Associates, the first transaction under your plan may not occur until at least 30 days after you establish your plan.
I am a Director or a Section 16 Officer. Do I need to obtain pre-clearance when transactions occur under my 10b5-1 Plan?
No. As long as you obtain pre-clearance before establishing your plan, you are not required to obtain pre-clearance again each time transactions occur under the plan.
May I use my 10b5-1 Plan to buy or sell MetLife, Inc. common stock on the open market?
Yes.
May I use my 10b5-1 Plan to exercise my MetLife, Inc. Stock Options or Unit Options?
Yes. However, please note the following limitations:
•You may establish your 10b5-1 Plan at a time when your options are not yet exercisable. However, your 10b5-1 Plan must provide for your options to be exercised only at a time after your options are exercisable.
•For Stock Options, you must pay the exercise price through the sale of shares acquired in that transaction. You may not use your 10b5-1 Plan to schedule an option exercise that would require you to provide cash to pay for the transaction.
•For Unit Options, Fidelity Stock Plan Services may have additional requirements for the exercise timing under your 10b5-1 Plan. Contact Fidelity at 1-800-544-9354 from within the United States. From outside the United States, go to www.fidelity.com/globalcall for a list of country-specific phone numbers.
•Your rights and responsibilities with respect to your options are governed by your option agreement(s) with MetLife. Your 10b5-1 Plan does not modify, supersede or override in any way the provisions of your option agreement(s).
How can I use my 10b5-1 Plan to prevent my MetLife, Inc. Stock Options or Unit Options from expiring before I can exercise them?
You may become aware of material, non-public information at the time you intend to exercise your options. In that case, you could not exercise your options as you had intended. This could prevent you from being able to exercise your options before they expire, depending on when you became aware of the material, non-public information and the expiration date of your options. By establishing a 10b5-1 Plan in advance of your becoming aware of material, non-public information, you may be able to provide for your options to be exercised before they expire, assuming their exercise price is lower than the market price of MetLife, Inc. common stock at the time your 10b5-1 Plan calls for your options to be exercised.
May I use my 10b5-1 Plan to sell shares of MetLife, Inc. common stock that have been issued to me under a MetLife compensation plan and for which I have unrestricted ownership rights?
Yes.

May I establish a 10b5-1 Plan to sell shares of MetLife, Inc. common stock that I will receive from awards such as Restricted Stock Units or Performance Shares at a future time, and which have not yet been issued?
Yes. However, please note the following limitations on 10b5-1 Plans to sell shares of MetLife, Inc. common stock you expect to receive in the future from the issuance of shares from such awards:
•You may establish such a 10b5-1 Plan only through Fidelity Stock Plan Services. You may establish such a 10b5-1 Plan by contacting Fidelity at 1-800-544-9354 from within the United States. From outside the United States, go to www.fidelity.com/globalcall for a list of country-specific phone numbers.
•In the case of Restricted Stock Units and Performance Shares, the exact number of shares of MetLife, Inc. common stock that will be issued to you will not be known at the time you establish your 10b5-1 Plan. In the case of Restricted Stock Units, this is because of the withholding for taxes that will be imposed before the shares are issued. In the case of Performance Shares, this is because of both tax withholding and the performance factor that will be applied to your award to determine the number of shares to be issued. As a result, your 10b5-1 Plan for the sale of Restricted Stock Units or Performance Shares will not specify the number of shares to be sold, but rather will specify the percentage of the net shares issued to you that will be sold.
•Your rights and responsibilities with respect to your Restricted Stock Units or Performance Shares are governed by your award agreement(s) with MetLife. Your 10b5-1 Plan does not modify, supersede or override in any way the provisions of your award agreement(s).
May I establish a 10b5-1 Plan to sell shares of MetLife, Inc. common stock awarded to me under a MetLife compensation plan, but which I elected to defer under MetLife’s deferred compensation program and have not yet been issued to me?
No. If you have deferred receipt of shares of MetLife, Inc. common stock, you may not establish a 10b5-1 Plan to sell those shares until they have been issued to you.
If I establish a 10b5-1 Plan, will I be prevented from trading in MetLife, Inc. common stock outside of the plan?
While your plan is in place, the particular Stock Options, Unit Options and/or shares of common stock that are covered by your plan may be exercised or sold only under your plan. You are not otherwise prevented from trading in MetLife, Inc. common stock outside of your plan. However, all of your trading in MetLife, Inc. common stock must comply with the requirements of MetLife’s Insider Trading Policy. Among other requirements, you may not enter into a corresponding or hedging transaction or position with respect to MetLife, Inc. common stock. You should also carefully consider whether trading in MetLife, Inc. common stock outside of your plan will raise questions about whether you established your 10b5-1 Plan in good faith.
Is there a limit on how long my 10b5-1 Plan may be in effect?
No. However, you should carefully consider the duration of your 10b5-1 Plan in light of the limitations in MetLife’s Insider Trading Policy on when you can terminate your plan and how long you must wait before trades may commence under a 10b5-1 Plan. Some brokers, such as Fidelity Stock Plan Services, may advise Directors and eligible Associates regarding the duration of the 10b5-1 Plans they establish.
May I establish more than one 10b5-1 Plan?
Generally, no. However, there are exceptions to this prohibition, which include:

•Rule 10b5-1 Plans authorizing an agent to sell only enough securities to satisfy tax withholding upon vesting and settlement of Restricted Stock Units (not the exercise of stock options over which you have control), provided you do not control the timing of the sales.
•Maintaining more than one Rule 10b5-1 Plan for open market purchases or sales of MetLife, Inc. common stock if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier commencing plan are completed or otherwise expire and the plan meets all other conditions applicable to Rule 10b5-1 Plans, including any cooling off period applicable to the new plan.
•In addition, with certain limited exceptions, you may only have one current plan at a time that contemplates, has the practical effect of or results in a single transaction (single trade plans).
As the aforementioned exceptions are complex, you should contact the Law Department Public Company Unit at PublicCompany.law@metlife.com before entering into more than one Rule 10b5-1 Plan.
You should also carefully consider whether establishing more than one 10b5-1 Plan over a short period of time will raise questions about whether you established your 10b5-1 Plans in good faith.
Whom may I select as the “independent third party” who will execute transactions for me under my 10b5-1 Plan?
If you wish to establish a 10b5-1 Plan to exercise Stock Options or Unit Options:
•You may establish 10b5-1 Plans to exercise options only through Fidelity Stock Plan Services (unless you are a Director or Section 16 Officer). You may do so by contacting Fidelity at 1-800-544-9354 from within the United States. From outside the United States, go to www.fidelity.com/globalcall for a list of country-specific phone numbers.
•If you are a Director or Section 16 Officer, you may select any 10b5-1 Plan service provider (including Fidelity) to exercise options.
You may establish a 10b5-1 Plan to sell shares of MetLife, Inc. common stock that you will receive from awards such as Restricted Stock Units or Performance Shares at a future time, but which have not yet been issued, only through Fidelity Stock Plan Services.
You may establish a 10b5-1 Plan for other purposes, (e.g., selling shares of MetLife, Inc. common stock that you already own), with the provider of your choice.
In any case, the terms of your plan and the way it is administered must comply with the requirements of Rule 10b5-1 and MetLife’s Insider Trading Policy. This means that even if your plan allows you to take an action that is prohibited under MetLife’s Insider Trading Policy (e.g., amending your plan), you may not do so.
Will MetLife be a contracting party to my 10b5-1 Plan agreement?
No. However, your 10b5-1 Plan service provider may require confirmation from MetLife that you are permitted to enter into the plan.
What steps should I follow to establish a 10b5-1 Plan?
Here are the key steps that you should follow:
•Select your 10b5-1 Plan service provider (see “Whom may I select as the ‘independent third party’ who will execute transactions for me under my 10b5-1 Plan?” above for limitations on whom you may select).
•Determine the transaction(s) in MetLife, Inc. common stock that you wish to include in your 10b5-1 Plan.

•Work with your plan service provider to prepare your 10b5-1 Plan documentation.
•If you are a Director or a Section 16 Officer, your 10b5-1 Plan must include a certification that you are not aware of material nonpublic information about MetLife, Inc. or its common stock and you are entering into the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
•If you are a Director or Section 16 Officer, obtain pre-clearance to enter into your 10b5-1 Plan. You must provide your proposed plan documentation when you request pre-clearance. Directors must obtain pre-clearance from the Corporate Secretary’s Office; Section 16 Officers must obtain pre-clearance from the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com.
•Finalize and obtain the necessary signatures on all of your 10b5-1 Plan documentation.
•If your 10b5-1 Plan relates to shares of MetLife, Inc. common stock obtained through MetLife, Inc. options, Restricted Stock Units or Performance Shares, Fidelity Stock Plan Services will provide to MetLife a complete copy of your fully signed 10b5-1 Plan documentation. You must provide such documentation with regard to any 10b5-1 Plans administered by anyone other than Fidelity Stock Plan Services to MetLife no later than three business days after the effective date of such plan.
•Directors must submit their plans to the Corporate Secretary’s Office; all Associates, including Section 16 Officers, must submit their plans to the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com.
What if I change my mind about the transactions that I have scheduled to occur under my 10b5-1 Plan?
After you have established your 10b5-1 Plan, you may not exercise any influence over the timing or terms of transactions under the plan. You also may not modify or amend your plan.
You may terminate your plan at any time other than when you are aware of material, non-public information about MetLife. In addition, if you are a Restricted Person, you may not terminate a plan during a Blackout Period. You should also keep in mind that, after terminating a 10b5-1 Plan, you must wait 30 days before you may establish a new 10b5-1 Plan.
If you are a Director or a Section 16 Officer, you must obtain pre-clearance to terminate your 10b5-1 Plan. Directors must obtain pre-clearance from the Corporate Secretary’s Office; Section 16 Officers must obtain pre-clearance from the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com. No such pre-clearance will be granted during a Blackout Period.
Directors and Section 16 Officers must also obtain the approval of the MetLife Governance and Corporate Responsibility Committee and Compensation Committee, respectively, to terminate a 10b5-1 Plan. No such approval will be granted during a Blackout Period.
You should carefully consider whether terminating your 10b5-1 Plan will raise questions about whether you established your 10b5-1 Plan in good faith.
Will I be required to pay any fees or expenses in connection with my 10b5-1 Plan?
You may be required to pay broker-dealer commissions, transaction fees, withholding of taxes and/or other fees or expenses under your 10b5-1 Plan. The exercise of your Stock Options may also require payment of separate fees. You should obtain information from your plan service provider about the specific fees and expenses that you may incur under its 10b5-1 program. Fidelity Stock Plan Services will not charge you any additional fees to establish a 10b5-1 Plan.
Will my 10b5-1 Plan be filed with the SEC or otherwise disclosed to the public?
Beginning with MetLife, Inc.’s Form 10-Q for the second quarter of 2023, quarterly, in Form 10-Q or Form 10-K, MetLife, Inc. is required to disclose whether any Director or Section 16 Officer adopted or terminated a 10b5-1 Plan (or similar plan not fully meeting Rule 10b5-1 specifications) and disclose material terms of the plan (other than pricing).
MetLife reserves the right to determine in its sole discretion whether to file your 10b5-1 Plan with the SEC and what information to disclose about your plan.
Are transactions in MetLife, Inc. common stock under my 10b5-1 Plan subject to any regulatory filing requirements?
Your creation of a 10b5-1 Plan does NOT exempt you from regulatory filing requirements that may apply to your trading in MetLife, Inc. common stock. For example, if you are required to file reports with the SEC under Section 16(b) of the Exchange Act, those filing requirements will apply to transactions in MetLife, Inc. common stock occurring under your 10b5-1 Plan, including gifts, and will need to indicate whether the reported transaction was pursuant to a Rule 10b5-1 Plan.
Directors must promptly provide or cause to be provided to the Corporate Secretary’s Office detailed information about transactions occurring under 10b5-1 Plans. Section 16 Officers must promptly provide or cause to be provided the same information to the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com. In each case, this facilitates the legally required timely disclosure of transactions to the SEC.
Does my 10b5-1 Plan protect me from potential legal liability?
Entering into and complying with a properly constructed 10b5-1 Plan should provide you with an affirmative defense against allegations of insider trading. However, your 10b5-1 Plan would not protect you from other kinds of risks. For example, Directors and Section 16 Officers must comply with requirements to avoid short-swing trading under Section 16(b) of the Exchange Act. Directors and Section 16 Officers should consult with their legal and financial advisers before establishing a 10b5-1 Plan if they have any questions about Section 16(b) short-swing trading liability or other legal issues.
Pledging
What is pledging?
"Pledging" means creating any form of pledge, security interest, deposit, or lien. It also includes holding of securities in a margin account or any other arrangement that entitles a third party to foreclose against or sell the securities. Customary purchase and sale agreements, including 10b5-1 Plans otherwise permitted by the Policy, are not considered pledging.
May I pledge my MetLife securities?
No, you may not pledge any MetLife securities. This restriction applies to all Directors and Associates.
What is the effective date of the comprehensive restrictions on pledging?
The changes to the Policy that prohibit all pledging were effective January 1, 2016.
I pledged my MetLife securities before January 1, 2016. What should I do?
If you pledged MetLife securities before January 1, 2016, you should contact your lender to determine how and when you can eliminate the pledge, and end the pledge if and when you can practicably do so. You should not increase or extend the pledge.

Scheduled Blackout Periods*

BLACKOUT START DATE	BLACKOUT END DATE (4:00 PM New York Time)	FIRST TRADING DAY
Tuesday, October 1, 2024	Thursday, October 31, 2024	Friday, November 1, 2024
Wednesday, January 1, 2025	Thursday, February 6, 2025	Friday, February 7, 2025
Tuesday, April 1, 2025	Thursday, May 1, 2025	Friday, May 2, 2025
Tuesday, July 1, 2025	Thursday, August 7, 2025	Friday, August 8, 2025
Wednesday, October 1, 2025	Thursday, November 6, 2025	Friday, November 7, 2025
*Please note: the Chief Legal Officer may designate additional Blackout Periods.

MetLife, Inc. Insider Trading Policy2
MetLife, Inc. Insider Trading Policy (Effective, as Amended and Restated, December 12, 2023)
This Insider Trading Policy applies to MetLife, Inc., all members of the board of directors of MetLife, Inc. (“Directors”) and all Associates of MetLife, Inc. and its subsidiaries (collectively, “MetLife”), including family trusts, partnerships and foundations subject to the control of Directors or Associates. The term “Associates” includes all employees of MetLife.
MetLife expects that non-Associate service providers, such as independent contractors and employees of other companies providing services to MetLife, will comply with their legal obligations not to engage in insider trading. MetLife also expects that Directors and Associates will remind their family members of their own obligations not to violate laws that address insider trading.
2 If you are an Access Person, as defined in the MetLife Investment Management (“MIM”) Code of Ethics (“MIM Access Person”), you must also comply with applicable MIM policies governing institutional and personal trading to prevent insider trading. MIM Access Persons should contact Investmentscompliance@metlife.com with any questions.

A. Provisions That Apply to MetLife
It is the policy of MetLife that MetLife will not engage in purchases, sales or other transactions involving MetLife’s securities while aware of material nonpublic information relating to MetLife or its securities.
B. Provisions That Apply to All Directors and Associates
All Directors and Associates are prohibited from:
i.     trading in MetLife securities and securities of other companies when the Director or Associate is aware of material, non-public information about such company;
ii.     recommending that another person buy or sell a company’s securities when the Director or Associate is aware of material, non-public information about that company;
iii.     giving a gift of a company’s securities when the Director or Associate is aware of material, non-public information about that company;
iv.     giving material, non-public information or confidential information about a company to anyone (either inside or outside MetLife) who does not have a need to know the information;
v.     engaging in short sales, hedging, trading in put and call options and other transactions involving speculation with respect to MetLife securities; and
vi.    pledging any MetLife securities.
Items (ii) and (iv) above could be a form of insider trading commonly known as “tipping.” All Directors and Associates are responsible for determining whether non-public information regarding MetLife or another company is material. The Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com may be contacted for further guidance.
C. Provisions That Apply to Restricted Persons
In addition to the provisions described in Section B above, Restricted Persons are prohibited from trading in MetLife, Inc. securities during “Blackout Periods,” which are:
•the period beginning on the first day of each fiscal quarter and ending at the end of one NYSE trading day after public release of MetLife, Inc.’s earnings information for the preceding quarter; and
•other periods designated as Blackout Periods by the Chief Legal Officer.
However, see “Rule 10b5-1 Plans” below for special rules that apply to transactions in MetLife, Inc. common stock that may take place under a Rule 10b5-1 Plan.
D. Provisions that Apply to Directors and Section 16 Officers
Directors must obtain pre-clearance from the Corporate Secretary’s Office before trading in MetLife securities. Section 16 Officers must obtain pre-clearance from the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com.
Certain MetLife Executive Leadership Team members and the Chief Accounting Officer of MetLife (or if there is no Chief Accounting Officer, the controller) are Section 16 Officers. No pre-clearance will be granted to Directors or Section 16 Officers during Blackout Periods.
Additional reporting and other requirements apply to Directors and Section 16 Officers who enter into Rule 10b5-1 Plans. See “Rule 10b5-1 Plans” below.

E. Rule 10b5-1 Plans
The SEC has adopted Rule 10b5-1, which gives corporate insiders greater flexibility to buy or sell their companies’ securities. If you are a Restricted Person, you may establish a 10b5-1 Plan in accordance with this Policy that specifies in advance your transactions in MetLife, Inc. common stock. If your 10b5-1 Plan is properly constructed, your transactions in MetLife, Inc. common stock may take place without regard to Blackout Periods and without regard to whether you are aware of material, non-public information at the time of the transaction. Note that for Directors and Section 16 Officers, trading plans that do not fully comply with all the requirements of Rule 10b5-1, but otherwise provide for future purchases or sales of securities, are treated similarly in some respects and are subject to the same notification and disclosure requirements.
YOU ARE NOT REQUIRED TO ESTABLISH A 10b5-1 PLAN IN ORDER TO TRADE IN METLIFE, INC. COMMON STOCK. YOU MAY TRADE IN METLIFE, INC. COMMON STOCK WITHOUT A 10b5-1 PLAN AS LONG AS YOU COMPLY WITH THIS INSIDER TRADING POLICY.
You may establish a 10b5-1 Plan for trading in MetLife, Inc. common stock under the following conditions:
•You may not establish a 10b5-1 Plan at a time when you are aware of material, non-public information about MetLife. If you are a Restricted Person, you also may not do so during a Blackout Period.
•With certain exceptions, you may not have more than one 10b5-1 Plan in effect at a time.
•If Stock Ownership Guidelines apply to you, you may not establish a 10b5-1 Plan to sell any net shares of MetLife, Inc. common stock acquired from long-term incentive awards unless your ownership is at or above your guideline. You also may not establish a 10b5-1 Plan to sell any net shares if that would put you below your guideline on a projected basis.
•If you are a Director, you must obtain pre-clearance from the Corporate Secretary’s Office before establishing a 10b5-1 Plan. If you are a Section 16 Officer, you must obtain pre-clearance from the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com before establishing a 10b5-1 Plan.
•The MetLife Chief Executive Officer must obtain pre-clearance from the MetLife Compensation Committee before establishing a 10b5-1 Plan.
•Your 10b5-1 Plan must be in writing.
•If you are a Director or a Section 16 Officer, your 10b5-1 Plan must include a certification that you are not aware of material nonpublic information about MetLife, Inc. or its common stock and you are entering into the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
•If you are a Director, you must provide a copy of your 10b5-1 Plan to the Corporate Secretary’s Office within three business days after you establish it. If you are a Section 16 Officer, you must provide a copy of your 10b5-1 Plan to the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com within three business days after you establish it.
•You must establish your 10b5-1 Plan with an independent third party who will execute transactions in MetLife, Inc. common stock on your behalf.
•Your 10b5-1 Plan must either designate the amount, pricing and timing of transactions in advance or provide a formula that will determine those factors.
•If you are a Director or a Section 16 Officer, the first transaction under your 10b5-1 Plan may not occur until at least 90 days up to a maximum of 120 days after your plan is adopted, depending on the date of release of financial results for the period in which the plan is adopted. The minimum 90-day period will apply if financial results for the period are published at least two business days prior to the end of the 90-day period. Otherwise, the cooling-off period ends two business days after publication of financial results in Form 10-K or Form 10-Q, subject to a maximum 120-day period. For all other Associates, the first transaction under your 10b5-1 Plan may not occur until at least 30 days after you establish your 10b5-1 Plan.
•After you establish your 10b5-1 Plan, you may not exercise any influence over the timing or terms of transactions under the plan.

•You may not modify or amend your 10b5-1 Plan.
•You may terminate your 10b5-1 Plan at any time other than when you are aware of material, non-public information about MetLife. If you are a Restricted Person, you also may not do so during a Blackout Period. Directors must obtain pre-clearance from the Corporate Secretary’s Office to terminate a 10b5-1 Plan. Section 16 Officers must obtain pre-clearance from the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com to terminate a 10b5-1 Plan.
•After terminating a 10b5-1 Plan, you must wait 30 days before you may establish a new 10b5-1 Plan.
•With limited exceptions, you may not enter into more than one 10b5-1 Plan that contemplates or has the practical effect of resulting in a single transaction within a 12-month period (single trade plans.)
•Directors and Section 16 Officers must also obtain the approval of the MetLife Governance and Corporate Responsibility Committee and Compensation Committee, respectively, to terminate a 10b5-1 Plan. No such approval will be granted during a Blackout Period.
•Beginning with MetLife, Inc.’s Form 10-Q for the second quarter of 2023, quarterly, in Form 10-Q or Form 10-K, MetLife, Inc. is required to disclose whether any Director or Section 16 Officer adopted or terminated a 10b5-1 Plan (or similar plan not fully meeting Rule 10b5-1 specifications) and disclose material terms of the plan (other than pricing).
MetLife will determine in its sole discretion whether to file your 10b5-1 Plan with the SEC and what information to disclose about the 10b5-1 Plan.
Directors must promptly provide or cause to be provided to the Corporate Secretary’s Office detailed information about transactions occurring under 10b5-1 Plans. Section 16 Officers must promptly provide or cause to be provided the same information to the Chief Legal Officer or the Law Department Public Company Unit at PublicCompany.law@metlife.com. In each case, this facilitates the legally required timely disclosure of transactions to the SEC.